EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Community Bankshares, Inc.

We consent to the incorporation by reference into Registration Statement Nos. 333-29951, 333-78867, 333-63598 and 333-118119 on Form S-8 and Registration
Statement No. 333-18461 on Form S-3 of Community Bankshares, Inc. of our report dated March 29, 2007, relating to the consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Community Bankshares, Inc.

                                                   s/ J.W. Hunt and Company, LLP


Columbia, South Carolina
March 29, 2007